Exhibit 99.1

Spirit MTA REIT Closes On Sale of Academy Sports Distribution Center

- Jackson Hsieh Steps Down from the Board of Trustees -

Dallas, TX, SEPTEMBER 30, 2019 — Spirit MTA REIT (NYSE: SMTA) (“SMTA” or the “Company”) announced today that on September 27, 2019, the Company closed on its previously-announced sale of a distribution center located in Katy, Texas leased to Academy Sports + Outdoors. In connection with the closing, the buyer assumed the outstanding CMBS debt; after closing costs, and the receipt of October rent, the Company received net proceeds of approximately $6.9 million.

“We are very pleased to announce the closing of the sale of the Academy Sports property, which provided approximately seven million of net proceeds to SMTA, after the transfer of $84 million of debt,” stated Ricardo Rodriguez, President and Chief Executive Officer of SMTA. “We will continue to market our remaining assets for sale, and thereafter in conjunction with our board will make distributions and begin our liquidation process. We will continue to communicate important milestones as they are reached in this ongoing process.”

Additionally, the Company announced that Jackson Hsieh has stepped down from the Board of Trustees, effective September 27, 2019.

“Since the completion of the spin-off of SMTA, I am pleased with the manner in which the Board of Trustees of SMTA, and Spirit Realty as Asset Manager, worked together to generate a good result for shareholders,” stated Jackson Hsieh, Chief Executive Officer of Spirit Realty Capital. “The completion of the sales of the Master Trust A and the Academy Sports facility were the remaining complex transactions, and now that they are completed, I determined that this was the best time for me to step off the board and focus my efforts on Spirit Realty.”

Steven G. Panagos, Chairperson of the Nominating and Corporate Governance Committee stated, “We thank Jackson for his focused and tireless effort as our Chairman since the inception of Spirit MTA. The Board and executive team will continue its efforts to sell the remaining assets, and return capital to shareholders.”

ABOUT SPIRIT MTA REIT

Spirit MTA REIT (NYSE:SMTA) is a net-lease REIT headquartered in Dallas, Texas. SMTA is managed by a wholly-owned subsidiary of Spirit Realty Capital, Inc. (NYSE:SRC), one of the largest publicly traded triple net-lease REITs.

More information about Spirit MTA REIT can be found on the investor relations page of the Company’s website at www.spiritmastertrust.com.

Investor Contact:

Spirit MTA REIT

(972) 476-1409

smtainvestorrelations@spiritrealty.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; Spirit MTA REIT’s ability or our counterparties’ ability to satisfy conditions to closing, including obtaining required third party consents, and complete the proposed transactions; Spirit MTA REIT’s dependence on its external manager, a subsidiary of Spirit Realty Capital, Inc., to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Spirit MTA REIT’s properties, potential illiquidity of Spirit MTA REIT’s remaining real estate investments not included in the sale to HPT, and uncertainty related to the timing, amount, interest and market value of such remaining investments, condemnations and potential damage from natural disasters); the financial performance of Spirit MTA REIT’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect Spirit MTA REIT or its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with its failure or unwillingness to maintain Spirit MTA REIT’s status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in Spirit MTA REIT’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K and the definitive proxy statement filed by Spirit MTA REIT with the SEC on August 5, 2019. Spirit MTA REIT expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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